FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2016

~Provides 2017 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 26, 2017 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2016.
"We are pleased to report solid financial results for 2016." stated Lesa France Kennedy, ISC Chief Executive Officer. "We recognized increases in both revenue and operating income, driven by the success of DAYTONA Rising and strength of our corporate and broadcast partnerships. The 2016 season concluded in dramatic fashion with Jimmie Johnson earning his seventh championship in front of a sold out crowd at Homestead-Miami Speedway."
Ms. France Kennedy continued, "As we enter the 2017 season, we are optimistic we will see a resurgence in consumer demand and increasing admissions revenue as we continue executing our consumer marketing strategies. In 2017, we will also welcome Monster Energy as the new series sponsor of NASCAR's premier series, only the third NASCAR Cup series sponsor in the sport's history. Monster Energy has a brand built on excitement and enthusiasm, with a strong presence in racing and motorsports. We look forward to aligning our brands to provide a thrilling motorsports experience and excitement to our fans and partners in the Monster Energy NASCAR Cup series."
"Earlier this week, NASCAR announced format changes for all three national touring series. We expect the new format will produce more dramatic, action packed racing, with two or more winning moments every race, and will be well received by our fans."
"Construction for ONE DAYTONA is progressing nicely. The much anticipated December opening of Cobb Theatres was well received by movie-goers. Bass Pro Shops is on schedule to open mid-February, while remaining components of the project are scheduled to open late 2017. We are excited about the opportunities ONE DAYTONA will bring, creating synergy with the Daytona International Speedway through enhanced customer and partner experiences, and leveraging our real estate on a year-round basis, while creating value for our shareholders."

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"We recently announced ISC's Board approved a significant redevelopment project to commence in 2017 at Phoenix Raceway. Upon completion in late 2018, the project will deliver incremental profit to ISC and elevate the fan experience with new amenities and hospitality offerings. We also announced the Board's authorization for an additional $200 million capacity to our share repurchase program, demonstrating ISC's commitment to delivering value and providing a long-term strategy for returning capital to shareholders."
Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2016 were approximately $221.8 million, compared to revenues of approximately $219.3 million in the fourth quarter of fiscal 2015. Operating income was approximately $51.2 million during the period compared to approximately $51.9 million in the fourth quarter of fiscal 2015. Quarter-over-quarter comparability was impacted by:

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During the fourth quarter of fiscal 2015, we recognized approximately $0.3 million, or less than $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to DAYTONA Rising. During the fourth quarter of fiscal 2016, we did not have similar costs;

•
During the fourth quarter of fiscal 2015, we recognized approximately $0.1 million, or less than $0.01 per diluted share, due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives. During the fourth quarter of fiscal 2016, we did not have similar costs;

•
During the fourth quarter of fiscal 2016, we recognized charges of approximately $1.8 million, or $0.02 per diluted share, for losses associated with asset retirements including the removal of assets not fully depreciated. Included in these losses were approximately $0.3 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash. In the fourth quarter of fiscal 2015, we recognized approximately $4.4 million, or $0.06 per diluted share, of similar charges, predominately in connection with DAYTONA Rising, of which approximately $3.3 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash;

•
During the fourth quarter of fiscal 2016, we capitalized approximately $0.5 million, or (0.01) per diluted share, of interest related to ONE DAYTONA and the redevelopment at Phoenix. During the fourth quarter of fiscal 2015, we recognized $1.0 million or $0.01 per diluted share, of similar capitalized interest related to DAYTONA Rising; and

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During the fourth quarter of fiscal 2016, we recognized a non-cash gain related to the transition of merchandise operations of approximately $0.8 million, or $0.01 per diluted share. There was no comparable transaction in the prior year.

Net income for the fourth quarter was approximately $32.4 million, or $0.72 per diluted share, compared to net income of approximately $32.3 million, or $0.69 per diluted share, in the prior year period. Excluding capitalized interest and costs related to certain track redevelopment projects, losses associated with the retirements

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of certain other long-lived assets, gain on transition of merchandise operations and a de minimis net gain on sale of certain assets, non-GAAP (defined below) net income for the fourth quarter of 2016 was $32.8 million, or $0.72 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2015 was $34.4 million, or $0.74 per diluted share.
Full-Year Comparison
For the year ended November 30, 2016, total revenues were $661.0 million, compared to $645.4 million in 2015. Operating income for the full-year period was $109.8 million compared to $85.6 million in the prior year.
Year-over-year comparability was impacted by:

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Year-over-year increases in operating revenues and expenses are significantly driven by the completion of the DAYTONA Rising project prior to the first quarter of fiscal 2016 events at Daytona International Speedway ("Daytona");

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In the second and third quarters of fiscal 2016 we hosted the Country 500 music festival at Daytona and HARD summer music festival at Auto Club Speedway, respectively.  Comparatively, in the third quarter of fiscal 2015, we hosted the Phish Magnaball music festival at Watkins Glen. For these aforementioned music festivals we earned a facility rental and certain other fees, and recognized revenues and expenses from the sale of concession operations;

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For fiscal 2015, we recognized non-recurring revenue and expense related to the transition of merchandise operations of approximately $10.4 million and $12.3 million, respectively. Included in this amount is approximately $6.4 million for inventory sold to Fanatics and $4.0 million of wholesale transactions by MA. These revenues drove a total of approximately $12.3 million in expense including product costs associated with the non-recurring transactions, non-recurring costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue. There were no comparable transactions in fiscal 2016;

•
In fiscal 2016, we recognized approximately $0.8 million, or $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to DAYTONA Rising. During fiscal 2015, we recognized approximately $1.4 million, or $0.02 per diluted share, of similar costs;

•
During fiscal 2015, we recognized approximately $6.8 million, or $0.09 per diluted share, of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives. There were no comparable costs during fiscal 2016;

•
In fiscal 2016, we recognized approximately $2.9 million, or $0.04 per diluted share, of losses associated with asset retirements of losses primarily attributable to demolition and/or asset relocation costs in connection with capacity management initiatives and other facility capital improvements. Included in these losses were approximately $0.5 million of expenditures related to demolition and/or

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asset relocation costs, the remaining charges were non-cash charges. During fiscal 2015, we recognized approximately $16.0 million, or $0.21 per diluted share, of similar charges, in connection with DAYTONA Rising and capacity management initiatives. Included in these losses were approximately $12.5 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash charges;

•
During fiscal 2016, we capitalized approximately $1.5 million, or $0.02 per diluted share, of interest related to ONE DAYTONA, DAYTONA Rising and the redevelopment at Phoenix. During fiscal 2015, we recognized approximately $6.0 million, or $0.08 per diluted share, of similar interest capitalization related to DAYTONA Rising;

•
During fiscal 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note of our Staten Island property. As a result, we recorded a gain of approximately $13.6 million, or 0.18 per diluted share, comprised of deferred gain, interest, and other consideration paid. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, and additional consideration, received is included in Other in our consolidated statement of operations (see "Equity and Other Investments”). There was no comparable transaction in the prior year;

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During fiscal 2016, we received a favorable settlement relating to certain ancillary operations of approximately $1.1 million or $0.02 per diluted share. There was no comparable activity in the prior year; and

•
During fiscal 2016, we recognized a non-cash gain related to the transition of merchandise operations of approximately $0.8 million, or $0.01 per diluted share. There was no comparable transaction in the prior year.

Net income for the year-ended November 30, 2016, was $76.3 million, or $1.66 per diluted share, compared to a net income of $56.6 million, or $1.21 per diluted share in 2015. Excluding adjustments for a legal settlement, costs related to certain track redevelopment projects, marketing and consulting costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets, capitalized interest related to certain track redevelopment projects, gain on sale of Staten Island, gain on transition of merchandise operations and a net gain on sale of certain assets, non-GAAP (defined below) net income for fiscal 2016, was $68.1 million, or $1.48 per diluted share. This is compared to non-GAAP net income for fiscal 2015 of $67.3 million, or $1.44 per diluted share.

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GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”) and includes certain non-GAAP financial measures as identified in the reconciliation below. The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization and other non-cash gain or losses, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items, which are excluded from our “core” financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2015 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets (predominately associated with DAYTONA Rising), capitalized interest related to the DAYTONA Rising project, and net gain on sale of certain assets (predominately associated the sale of trailers in association with the transition of merchandise operations).
The adjustments for 2016 relate to a legal settlement, certain track redevelopment projects, non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets related to capacity management initiatives (which predominately include the removal of

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grandstands at Richmond) and other facility capital improvements, capitalized interest related to DAYTONA Rising, ONE DAYTONA and the Phoenix redevelopment project, gain on sale of Staten Island property, non-cash gain related to the transition of merchandise operations, and net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations).

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	For the Three Months Ended November 30, 2015
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$52,072	$19,790	$32,282	$0.69
Adjustments:
DAYTONA Rising project	296	116	180	0.00
Accelerated depreciation	(115)	(45)	(70)	0.00
Losses on retirements of long-lived assets	4,389	1,721	2,668	0.06
Capitalized interest	(988)	(387)	(601)	(0.01)
Net (gain) loss on sale of certain assets	(109)	(43)	(66)	0.00
Non-GAAP	$55,545	$21,152	$34,393	$0.74

	For the Three Months Ended November 30, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$52,243	$19,807	$32,436	$0.72
Adjustments:
Track redevelopment projects	240	93	147	0.00
Losses on retirements of long-lived assets	1,799	694	1,105	0.02
Capitalized interest	(502)	(194)	(308)	(0.01)
Gain on transition of merchandise operations	(797)	(308)	(489)	(0.01)
Net (gain) loss on sale of certain assets	(99)	(38)	(61)	0.00
Non-GAAP	$52,884	$20,054	$32,830	$0.72

	For the Year Ended November 30, 2015
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$90,942	$34,308	$56,634	$1.21
Adjustments:
DAYTONA Rising project	1,393	546	847	0.02
Accelerated depreciation	6,830	2,677	4,153	0.09
Losses on retirements of long-lived assets	16,015	6,280	9,735	0.21
Capitalized interest	(6,006)	(2,354)	(3,652)	(0.08)
Net (gain) loss on sale of certain assets	(730)	(286)	(444)	(0.01)
Non-GAAP	$108,444	$41,171	$67,273	$1.44

	For the Year Ended November 30, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$124,069	$47,731	$76,338	$1.66
Adjustments:
Legal settlement	(1,084)	(418)	(666)	(0.02)
Track redevelopment projects	240	93	147	0.01
DAYTONA Rising project	787	304	483	0.01
Losses on retirements of long-lived assets	2,905	1,122	1,783	0.04
Capitalized interest	(1,489)	(575)	(914)	(0.02)
Gain on sale of Staten Island	(13,631)	(5,262)	(8,369)	(0.18)
Gain on transition of merchandise operations	(797)	(308)	(489)	(0.01)
Net (gain) loss on sale of certain assets	(376)	(145)	(231)	(0.01)
Non-GAAP	$110,624	$42,542	$68,082	$1.48

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Corporate Sales
From a marketing partnership perspective, we sold all of our 2016 NASCAR Cup and Xfinity series event entitlements and exceeded our gross marketing partnership revenue target for the year, up approximately 12.0 percent from 2015.  NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of their marketing strategy and the trend is increasing. The number of FORTUNE 500 companies investing in NASCAR has increased approximately 20.0 percent since 2008.
In 2017, NASCAR will transition to a new series sponsor and its premier series will become known as the Monster Energy NASCAR Cup Series. It is important to note that fiscal 2016 was the last year our revenue included agreements between ISC and Sprint for various inventory and activation rights at ISC racetracks. These agreements were originally negotiated in the mid-2000’s, pre-recession. While we currently expect to have similar agreements in place with Monster Energy, we anticipate the economics of the agreements will result in a one-time reset in fiscal 2017. Our current estimate for gross corporate sales is to decline approximately 1.0 percent in fiscal 2017 due to the reset of these agreements. Excluding this one-time reset, at this time, we expect an increase between 1.0 percent and 2.0 percent in fiscal 2017, with escalators in the low-to-mid single digits going forward.
For fiscal 2017, we have agreements in place for approximately 76.0 percent of our gross marketing partnership revenue target.  We have three of our available 20 Monster Energy NASCAR Cup Series event entitlements either open or not announced and three of our 14 NASCAR Xfinity Series event entitlements either open or not announced.  This is compared to last year at this time when we had approximately 75.0 percent of our gross marketing partnership revenue target sold and had entitlements for one Monster Energy NASCAR Cup and four NASCAR Xfinity entitlements either open or not announced.  With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for fiscal 2017.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, and return of capital through payments of an annual cash dividend and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities and state and local mechanisms to fund acquisitions and development projects.

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Since 2013, we have operated under a capital expenditure plan totaling $600 million for reinvestment in existing facilities, which included capital expenditures related to DAYTONA Rising (see “DAYTONA Rising - Reimagining an American Icon”). This plan was adopted by the Board of Directors in 2013 and established a multi-year capital facility reinvestment plan through 2017. At November 30, 2016, there was approximately $58.7 million remaining for capital expenditures in approved and/or planned projects under this plan.
In 2016, our working capital position was further strengthened by the following events:

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Federal tax legislation passed in December 2015 providing for extension of 7-year depreciation for tax purposes on certain motorsports facility assets placed in service during fiscal 2015 through 2016, and bonus depreciation on capital expenditures placed in service fiscal 2015 through 2019. While the tax legislation does not impact our overall tax liability, it does impact the timing of the annual payment of cash taxes. Cash taxes paid for federal and state taxes in fiscal 2015 was approximately $45.0 million. As a result of this legislation, which was passed subsequent to our fiscal 2015 year-end, but retroactive for all assets placed in service during 2015, we received a tax refund of approximately $50.8 million in fiscal 2016 related to overpayment of estimated taxes in prior years, primarily attributable to depreciation for assets placed in service related to DAYTONA Rising. Cash tax payments for fiscal 2016 were approximately $24.5 million. Cash tax payments for fiscal 2017 are currently estimated to be between $50.0 million to $55.0 million; and

•
In March 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note to an affiliate of Matrix Development Group, a New York/New Jersey area developer, and received the remaining principal balance of $66.4 million, plus additional consideration of approximately $0.3 million. We have no further commitments or contingencies related to the property or its sale. As a result, in the second quarter of fiscal 2016, we recorded a gain of approximately $13.6 million. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest and additional consideration received is included in Other below Operating Income in our consolidated statement of operations.

Following the successful completion of DAYTONA Rising (delivering the project on time, on budget and achieving incremental $15.0 million EBITDA), along with the aforementioned events strengthening working capital, the Board of Directors transitioned remaining commitments under the 2013 $600 million plan as of November 30, 2016 and adopted the following capital allocation plan covering fiscal years 2017 through 2021:

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Capital expenditures for existing facilities up to $500 million from fiscal 2017 through fiscal 2021, which includes approximately $58.7 million for 2017 carried over from the 2013 $600 million plan.  This allocation will fund a reinvestment at Phoenix, the first phase of redevelopment at Richmond, as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we will begin the redevelopment of Phoenix (see “Phoenix Redevelopment”) with completion targeted in late 2018, therefore, we expect spending to be somewhat front-loaded.  While many components of these

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expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return of this invested capital in the mid to low single digits;

•
In addition to the aforementioned $500 million in capital expenditures for existing facilities, we expect we will have an additional $95.0 million of capital expenditures in fiscal 2016 through 2018 related to phase one of ONE DAYTONA.  We expect this investment to exceed our weighted average cost of capital (see "ONE DAYTONA");

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Return of capital to shareholders is a significant pillar of our capital allocation.  In fiscal 2016 we increased our dividend approximately 58.0 percent to $0.41 per share.  We expect dividends to increase in 2017, and beyond, by approximately four to five percent annually.  For the year ended November 30, 2016, we repurchased 1.7 million shares of ISCA on the open market at a weighted average share price of $33.25 for a total of approximately $55.1 million.  In November 2016, our Board of Directors expanded the Stock Purchase Plan by an incremental $200.0 million bringing its total current authorization to $530.0 million. For 2017 through 2021 we expect our return of capital program will be approximately $280.0 million, comprised of close to $100.0 million in total annual dividends and the balance being open market repurchase of ISCA shares over the five year period.  At this time we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically; and

•
We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.

The aforementioned represents certain components of our capital allocation plan for fiscal 2017 and beyond. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Spending
We compete for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for fiscal 2016 were approximately $140.8 million, inclusive of capitalized interest and labor. In comparison, we spent approximately $155.0 million on capital expenditures for projects at our existing facilities in fiscal 2015. For fiscal 2017, we expect capital expenditures associated with the $500.0 million capital expenditure plan to range between $100.0 million and $115.0 million, which includes commencement of construction for the Phoenix Redevelopment project. Incremental to this is approximately $50.0 million to $60.0 million in capital expenditures related to construction for ONE DAYTONA.

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DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch at Daytona, ISC's 57-year-old flagship motorsports facility, to enhance the event experience for our fans, marketing partners, broadcasters and the motorsports industry.
In May 2016, Axalta joined Toyota, Florida Hospital, Chevrolet and Sunoco as Founding Partners at Daytona International Speedway's new motorsports stadium. With each partnership extending over 10 years, the Founding partners received sponsorship rights for a dedicated injector, as well as innovative fan engagement space, and interior and exterior branding space, that will enhance the overall guest experience.
By providing our fans with a better experience as well as an expansive platform for our marketing partners, including an elevated hospitality experience, we expected, upon completion of DAYTONA Rising, to provide an immediate incremental lift in Daytona's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million. For the year ended November 30, 2016, we slightly exceeded these expectations. We also currently anticipate the project to be accretive to our net income per share within three years of completion. While these forward-looking amounts are management’s projections and we believe they are reasonable, our actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. We do not know whether these expectations will ultimately continue as actual revenues and operating results may differ materially from these estimates.
Despite not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. Through November 30, 2016, we recorded approximately $14.6 million of capitalized interest associated with the DAYTONA Rising project since inception.
Total spending incurred, exclusive of capitalized interest, relating to DAYTONA Rising was approximately$65.9 million for fiscal 2016, and is approximately $398.7 million since the inception of the project.
We have identified existing assets that were expected to be impacted by the redevelopment and that those assets required accelerated depreciation, certain removal costs and losses on asset retirements, over the approximate 31-month project time span. Total accelerated depreciation, certain removal costs and losses on retirements of assets recognized, since the inception of the project, was approximately $45.4 million. There were no similar costs related to the DAYTONA Rising project in fiscal 2016.
In addition, our depreciation expense, related directly to DAYTONA Rising, increased incrementally by approximately $11.9 million in fiscal 2015, and an additional $16.4 million in fiscal 2016. The incremental increase in depreciation expense for fiscal 2015 is based on the opening of approximately 40.0 percent of the new stadium's seating capacity for Budweiser Speedweeks 2015 and an additional approximate 10.0 percent of the new stadium's seating capacity for the 2015 Coke Zero 400.

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As a result, our total depreciation expense for fiscal 2016 is approximately $102.2 million, and is estimated to be between approximately $100.0 million to $105.0 million in fiscal 2017.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed use and entertainment destination across from the Daytona International Speedway.
We have crafted a strategy that will create synergy with the Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500 seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development is working closely with ISC’s development staff on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
We have completed the design for the first phase of ONE DAYTONA. This first phase will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned and managed 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect to spend approximately $95.0 million in fiscal 2016 through 2018 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funds will include the public incentives discussed above and land to be contributed to the project. In September 2016, we announced VCC has been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.

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Lease agreements have been executed with Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, as anchor tenants of ONE DAYTONA. Other announced tenants include P.F. Chang’s, Hy’s Toggery, Kilwins Confections, Guitar Center, Tervis, IT’SUGAR, Jeremiah’s Italian Ice, Venetian Nail Spa, Sunglass World, Oklahoma Joe’s BBQ, Rock Bottom Restaurant & Brewery, MidiCi: The Neapolitan Pizza Company, Lindbergh, Designers Market, and GameTime. Leasing remains strong and we are exceeding our leasing goals for the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The DAYTONA. They are also building a 105-room select-service Fairfield Inn & Suites by Marriott that is currently under vertical construction. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will adds critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Cobb Daytona Luxury Theatres opened in December 2016 and Bass Pro Shops is planning a February 2017 opening, followed by the Fairfield Inn & Suites later in fiscal 2017. We are targeting phase one completion in late fiscal 2017. At stabilization we expect this first phase on ONE DAYTONA to deliver annual revenue and EBITDA of approximately $12.0 million and approximately $9.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital. We expect to add leverage to ONE DAYTONA’s phase one post-stabilization.
Total capital expenditures for ONE DAYTONA, excluding capitalized interest and net of capital incentives, are expected to be approximately $95.0 million. Through November 30, 2016 capital expenditures totaled approximately $22.0 million, exclusive of capitalized interest. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we expect to secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. Through November 30, 2016, we recorded approximately $1.6 million of capitalized interest and expect approximately $3.5 to $4.0 million by completion of construction.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
Phoenix Redevelopment
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project to elevate the fan and spectator experience at Phoenix, the company’s 52-year-old motorsports venue. The

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 13

redevelopment is expected to focus on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities.
The redevelopment of Phoenix is included in our aforementioned $500.0 million capital allocation covering fiscal years 2017 through 2021. The redevelopment project at Phoenix is expected to cost approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") has been selected as general contractor of the project. Effective November 30, 2016, Phoenix entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligates Phoenix to pay Okland approximately $136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by Phoenix.
Based on the Company's current plans for Phoenix, it has identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, or losses on asset retirements, totaling approximately $3.4 million over the approximate 22-month project time span. Upon completion, the redevelopment is expected to provide an immediate incremental lift in Phoenix's EBITDA between approximately $8.5 million and $9.0 million. The project is expected to commence in early 2017 and be complete in late 2018.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalize a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $4.0 million to $4.5 million of capitalized interest from fiscal 2017 through fiscal 2018.
For fiscal 2017, we expect capital expenditures related to the redevelopment of Phoenix to total approximately $70.0 million to $75.0 million and capitalized interest of approximately $1.2 million.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in our financial statements as of November 30, 2016. Our 50.0 percent portion of Kansas Entertainment’s net income was approximately $14.9 million and $14.1 million for fiscal years 2016 and 2015, respectively, and is included in equity in net income from equity investments in our consolidated statements of operations.

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 14

We have received pre-tax cash distributions from the casino totaling $25.9 million and $32.1 million for fiscal years 2016 and 2015, respectively. Included in cash distributions for fiscal 2015 was approximately $4.5 million related to a change from quarterly to monthly distributions. For fiscal 2017, cash distributions from the casino joint venture will be approximately $26.0 million to $27.0 million.

Fiscal 2017 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2017, our non-GAAP guidance excludes:

•
any non-recurring pre-opening income statement impact attributable to the completion of the Phoenix Redevelopment project, including accelerated depreciation and non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	any non-recurring and non-capitalized costs or charges and capitalized interest that could be recognized related to our ONE DAYTONA development;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets;

•	accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 15

than Phoenix Redevelopment resulting in removal of assets prior to the end of their actual useful life.
The following table outlines our fiscal 2017 full-year non-GAAP financial guidance. This earnings outlook is our best estimate of financial results for fiscal 2017.
•Revenue: $660.0 million to $670.0 million
•EBITDA margin: 31.5% to 32.5%
•Operating margin: 15.5% to 17.0%
•Effective tax rate: 38.0% to 38.5%
•Diluted earnings per share: $1.50 to $1.65
For fiscal 2017, Broadcast rights for NASCAR's top three racing series are expected to increase approximately 3.6 percent to approximately $337.0 million.
We expect revenue related to admissions, food, beverage and merchandise and corporate sales to increase less than 1.0 percent, as we continue to execute our consumer focused strategies targeting purchasing decisions early in the sales cycle and increasing conversion of youth and millennials. The low-end of the range contemplates a decrease in consumer-related revenues, should economic conditions deteriorate and/or our core business not continue to show positive momentum.
We expect certain expense increases for the year, including an approximate 3.8 percent increase in NASCAR's Event Management Fees, resulting from an approximate 3.6 percent increase in broadcast revenue and an approximate 4.0 percent increase from contracted five-year sanction agreements. We expect motorsports and other event related expenses, as well as, general and administrative expenses to increase less than 1.0 percent compared to 2016.
The Company's guidance for EBITDA, which we define as non-GAAP operating income plus depreciation and amortization, is estimated to range between $208.0 million and $218.0 million.  Incremental to ISC's EBITDA estimate are pre-tax cash distributions from its equity investment in the Hollywood Casino, estimated to be between $26.0 million and $27.0 million. Equity income related to ISC's 50% share of the Hollywood Casino is estimated to be between $18.5 million and $19.5 million, compared to $14.9 million in 2016. The increase is largely attributable to lower depreciation due to assets that have been fully depreciated. Net interest expense on a non-GAAP basis, excluding capitalized interest related to Phoenix Redevelopment and ONE DAYTONA projects, is estimated to be between $15.0 million to $15.5 million on a non-GAAP basis.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. We have extended our allocation plan through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 16

needs of our business with returning capital to our shareholders."
Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
NASCAR Sprint Cup	3	3	6	6	4	4	8	8	21	21
NASCAR Xfinity	1	1	4	4	3	3	6	6	14	14
NASCAR Camping World	1	1	2	2	1	1	5	5	9	9
IndyCar Series	0	0	1	1	0	0	1	1	2	2
ARCA Racing Series	1	1	1	1	1	1	2	2	5	5
IMSA Weather Tech SportsCar Championship Series	1	1	0	0	1	1	0	0	2	2
AMA Superbike/Supercross	0	0	1	1	0	0	0	0	1	1
	7	7	15	15	10	10	22	22	54	54
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 55820360.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, February 9, 2016. To access, dial (855) 859-2056 and enter the code 55820360, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 17

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2015	November 30, 2016	November 30, 2015	November 30, 2016
	(Unaudited)
REVENUES:
Admissions, net	$42,312	$38,358	$130,154	$123,521
Motorsports and other event related	162,695	167,227	451,838	477,197
Food, beverage and merchandise	10,452	12,518	47,282	41,968
Other	3,859	3,736	16,096	18,330
	219,318	221,839	645,370	661,016
EXPENSES:
Direct:
NASCAR event management fees	63,819	65,942	167,841	171,836
Motorsports and other event related	39,018	40,402	131,109	133,322
Food, beverage and merchandise	7,813	7,784	38,484	30,142
General and administrative	30,635	29,539	111,617	110,828
Depreciation and amortization	21,737	25,128	94,727	102,156
Losses on retirements of long-lived assets	4,389	1,799	16,015	2,905
	167,411	170,594	559,793	551,189
Operating income	51,907	51,245	85,577	109,827
Interest income	72	113	157	270
Interest expense	(2,844)	(3,439)	(9,582)	(13,837)
Other	109	896	730	12,896
Equity in net income from equity investments	2,828	3,428	14,060	14,913
Income before income taxes	52,072	52,243	90,942	124,069
Income taxes	19,790	19,807	34,308	47,731
Net income	$32,282	$32,436	$56,634	$76,338

Dividends per share	$—	$—	$0.26	$0.41
Earnings per share:
Basic and diluted	$0.69	$0.72	$1.21	$1.66

Basic weighted average shares outstanding	46,649,980	45,350,507	46,621,211	45,981,471

Diluted weighted average shares outstanding	46,664,753	45,363,741	46,635,830	45,995,691

Comprehensive income	$32,447	$32,602	$57,292	$77,002

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 18

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2015	November 30, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$160,548	$263,727
Receivables, less allowance	42,112	35,445
Income taxes receivable	572	189
Prepaid expenses and other current assets	62,312	13,759
Total Current Assets	265,544	313,120

Property and Equipment, net	1,448,964	1,455,506
Other Assets:
Equity investments	103,249	92,392
Intangible assets, net	178,626	178,629
Goodwill	118,791	118,791
Other	4,489	14,222
	405,155	404,034
Total Assets	$2,119,663	$2,172,660
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,074	$3,404
Accounts payable	56,968	29,770
Deferred income	38,243	39,416
Other current liabilities	20,344	22,728
Total Current Liabilities	118,629	95,318

Long-Term Debt	262,762	259,416
Deferred Income Taxes	336,232	409,585
Long-Term Deferred Income	6,969	5,988
Other Long-Term Liabilities	1,856	1,993
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	263	249
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	199	197
Additional paid-in capital	449,136	437,292
Retained earnings	946,940	965,281
Accumulated other comprehensive loss	(3,323)	(2,659)
Total Shareholders’ Equity	1,393,215	1,400,360
Total Liabilities and Shareholders’ Equity	$2,119,663	$2,172,660

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 19

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2015	November 30, 2016
	(Unaudited)
OPERATING ACTIVITIES
Net income	$56,634	$76,338
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staten Island property	—	(13,631)
Depreciation and amortization	94,727	102,156
Stock-based compensation	2,944	3,706
Amortization of financing costs	1,787	1,745
Interest received on Staten Island note receivable	4,648	1,162
Deferred income taxes	(15,678)	72,936
Income from equity investments	(14,060)	(14,913)
Distribution from equity investee	15,209	16,067
Losses on retirements of long-lived assets, non-cash	3,490	2,399
Other, net	(702)	(277)
Changes in operating assets and liabilities
Receivables, net	(14,514)	6,667
Prepaid expenses and other assets	4,466	(14,751)
Accounts payable and other liabilities	5,128	4,837
Deferred income	2,621	192
Income taxes	5,287	1,255
Net cash provided by operating activities	151,987	245,888
INVESTING ACTIVITIES
Capital expenditures	(155,016)	(140,793)
Distribution from equity investee and affiliate	16,841	9,833
Equity investments and advances to affiliate	—	(130)
Proceeds from sale of Staten Island property	—	66,728
Proceeds from sale of assets	4,442	560
Other, net	(5)	(6)
Net cash used in investing activities	(133,738)	(63,808)
FINANCING ACTIVITIES
Payment of long-term debt	(3,437)	(3,408)
Deferred financing fees	—	(1,058)
Exercise of Class A common stock options	—	136
Cash dividends paid	(12,127)	(18,859)
Reacquisition of previously issued common stock	(984)	(55,712)
Net cash used in financing activities	(16,548)	(78,901)
Net (decrease) increase in cash and cash equivalents	1,701	103,179
Cash and cash equivalents at beginning of year	158,847	160,548
Cash and cash equivalents at end of year	$160,548	$263,727

International Speedway Corporation - 4Q and Full-Year Fiscal 2016 Financial Results I 20